                                                                EXHIBIT 10.4


                       REDEMPTION AND CONSENT AGREEMENT

        THIS REDEMPTION AND CONSENT AGREEMENT (this "Agreement") is entered into as of this 5th day of January, 1998, by and between National Media Corporation, a Delaware corporation ("NMC"), Value Vision International, Inc., a Minnesota corporation ("VVI") (for the limited purposes set forth herein), and Capital Ventures International and RGC International Investors, LDC (collectively, the "Class C Holders").

                                   RECITALS

        WHEREAS, NMC and the Class C Holders entered into that certain Securities Purchase Agreement dated as of September 4, 1997 (the "Purchase Agreement") with respect to, among other things, the purchase of NMC's Series C Convertible Preferred Stock, $.01 par value per share (collectively, with the securities for which such shares of preferred stock may be exchanged as contemplated by Section 5.2(d) below, the "Class C Stock"). All capitalized terms not defined in this Agreement shall have the meaning set forth in the Purchase Agreement;

        WHEREAS, NMC has been engaged in discussions with VVI, and NMC has indicated to the Class C Holders that VVI has expressed an interest in proceeding with a business combination with NMC pursuant to the Agreement and Plan of Reorganization and Merger attached hereto as Exhibit A (collectively, with the Exhibits and Schedules thereto, the "Merger Agreement"). All references to the Merger Agreement in this Agreement shall include any amendments thereto which have been adopted in compliance with Section 1.3(b) of this Agreement;

        WHEREAS, pursuant to the Merger Agreement, NMC and VVI would each merge with subsidiaries of V-L Holdings Corp., newly-formed Delaware corporation, one-half of the issued and outstanding capital stock of which will initially be owned by each of NMC and VVI ("V-L"), and the common shareholders of each NMC and VVI would receive shares of V-L common stock in exchange for the shares they currently hold in NMC and VVI; and

        WHEREAS, NMC has advised the Class C Holders that VVI requires as a condition precedent to the consummation of the transactions contemplated by the Merger Agreement, the Class C Holders agree to the matters set forth below.

        NOW THERFORE, in consideration of the premises and intending to be legally bound, the parties hereby agree as follows:

                                   ARTICLE I.
                           THE REDEMPTION AND CONSENT

SECTION 1.1.    SALE AND PURCHASE OF CLASS C STOCK

          Upon the terms and subject to the conditions contained herein, the Class C Holders will sell, convey, transfer, assign and deliver to NMC, and NMC will acquire (the "Purchase") on the Closing Date (as defined in Section
1.5 below), all of the outstanding shares of the Class C Stock other than those which may have been converted prior to the Closing Date not in violation of this Agreement. Neither NMC nor the Class C Holders shall have an obligation to effect the Purchase from and after the Merger Termination Date (as defined in Section 1.2(b) below).

SECTION 1.2.    PURCHASE PRICE FOR THE CLASS C STOCK

          (a) As consideration for the Purchase, NMC shall pay a per share purchase price equal to the sum of (i) $1,000, plus (ii) the accrued Premium (as defined in the Certificate of Designation) thereon from (but excluding) September 18, 1997 through (but excluding) the Closing Date, plus (iii) an amount equal to 18% per annum on the sum of (i) and (ii) calculated from (but excluding) September 18, 1997 through (but excluding) the Closing Date, plus
(iv) any other amounts which may become payable to the Class C Holders pursuant to Paragraph A of Article VI of the Certificate of Designation after the date hereof and prior to the Closing Date (the "Purchase Price").


          (b) Provided that the Merger Agreement has not been terminated in accordance with the provisions thereunder (such termination date, the "Merger Termination Date") and subject to the terms and conditions set forth in Section
5.27 of the Merger Agreement, in the event NMC does not have adequate funds to pay the Purchase Price when due, VVI agrees that it shall advance to NMC the full amount of the Purchase Price on or before the Closing Date, or otherwise take reasonable steps to assure payment of the Purchase Price.

SECTION 1.3.    CONSIDERATION FOR EXECUTING THIS AGREEMENT

          (a) Upon the terms and subject to the conditions contained herein, as consideration for the execution of this Agreement by the Class C Holders, NMC hereby issues to the Class C Holders stock purchase warrants (the "New Warrants") evidencing the right to purchase an aggregate of 500,000 shares of common stock, $.01 par value per share, of NMC (the "Common Stock"). The New Warrants will be substantially identical to the Warrants and will be exercisable for five years from the date hereof, will have a per share exercise price of $6.82, subject to certain adjustments as provided therein, and will be delivered to the Class C Holders within five business days of the date of this Agreement.


          (b) As further consideration for the execution of this Agreement by the Class C Holders, NMC and VVI each agree with each of the Class C Holders that they will

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not, without the prior written consent of each of the Class C Holders, which consent will not be unreasonably withheld, agree to (i) an amendment to Section
7.1 of the Merger Agreement, (ii) an amendment to Section 5.27 of the Merger Agreement, (iii) an amendment to Sections 1,2,3 and 6 of the Demand Note (as defined in the Merger Agreement), (iv) the addition of any material conditions to those set forth in Article VI of the Merger Agreement or, (v) a waiver of the condition set forth in Section 6.2 (e) of the Merger Agreement.

SECTION 1.4.            CONSENT TO THE MERGER

        Each of the Class C Holders hereby consents to the execution and delivery of the Merger Agreement by NMC and VVI, and to the consummation of the transactions contemplated thereby, subject to their right to consent to certain amendments and changes as set forth in Section 1.3 (b) above. Each of the Class C Holders hereby acknowledges that all notices required to be given to it pursuant to the Purchase Agreement, the Registration Rights Agreement, the Certificate of Designation, the Warrants or otherwise as a result of the execution and delivery of the Merger Agreement (and, pursuant to the Purchase Agreement and the Certificate of Designation, to the consummation of the transactions contemplated thereby) by NMC and VVI have been duly given.

SECTION 1.5.            THE CLOSING

        The closing of the Purchase (the "Closing") will take place on the same date that the closing of the transactions contemplated by the Merger Agreement take place (the "Closing Date"), at the offices of Latham & Watkins, 885 Third Avenue, Suite 1000, New York, New York 10022-4802, unless another date, place or time is agreed to in writing by NMC and VVI. NMC shall give the Class C Holders at least three (3) business days prior written notice of the Closing Date and time and place of Closing. The Purchase Price shall be paid to the Class C holders at Closing (as defined below) by wire transfer of immediately available funds, against delivery to NMC of duly endorsed certificates evidencing the Class C Stock subject to the Purchase. Any transfer or similar taxes due upon completion of the Purchase but not income or similar taxes) shall be paid by NMC. At the Closing, each of the Class C Holders shall deliver to NMC and VVI, and each of NMC and VVI shall deliver to each of the Class C Holders, a release in the form attached hereto as Exhibit B.


                                  ARTICLE II.
                   REPRESENTATIONS, WARRANTIES AND COVENANTS

SECTION 2.1             REPRESENTATIONS BY NMC VVI
                        AND CLASS C HOLDERS

        Each of NMC and VVI hereby represents and warrants to each of the Class C Holders, and each of the Class C Holders hereby represents and warrants to each of NMC and VVI, that the following statements with respect to itself are true and correct as of the date hereof: (a) such party has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereunder, (b) the execution and delivery of this





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Agreement and the consummation of the transactions hereunder have been duly authorized by all necessary action by such party, (c) this Agreement has been duly executed and delivered by such party, and constitutes the valid and binding obligations of such party, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equitable principles, and (d) the execution and delivery of this Agreement by such party and the announcement of the transactions contemplated thereby does not, and the consummation of the transactions contemplated by this Agreement will not (1) conflict with, or result in any violation or breach of, any provisions of the charter, bylaws or other governing documents of such party or any of its subsidiaries (or controlled affiliates), (2) assuming the execution and delivery of this Agreement by the parties hereto, result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, or require a consent or waiver under, any of the terms, conditions or provisions of any contract, agreement, instrument or obligation to which such party or any of its subsidiaries (or controlled affiliates) is a party or by which any of them or any of their properties or assets may be bound, or (3) conflict with or violate any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to such party or any of its subsidiaries (or controlled affiliates) and of its or their properties or assets, except in the case of (2) and (3), such conflicts, violations, defaults, terminations, cancellations or accelerations which would not, individually or in the aggregate, prevent or delay such party's ability to timely consummate the transactions herein contemplated.

SECTION 2.2     TITLE

        Each of the Class C Holders represents and warrants to NMC that the following statements with respect to itself are true and correct as of the date hereof: (a) such Class C Holder is the beneficial and record owner of the number of the shares of the Class C Stock set forth next to such Class C Holder's name on the signature pages hereto free and clear of any liens, charges, encumbrances, security interests and rights of others except as set forth on Schedule 2.2 hereto, and that, upon consummation of the Purchase at Closing, NMC will acquire good and marketable title to all of the shares of Class C Stock then owned by such Class C Holder free and clear of any liens, charges, encumbrances, security interests and rights of others whatsoever, and
(b) except for this Agreement and the Merger Agreement, there are no outstanding agreements, options, warrants or rights to purchase or acquire or agreements (whether voting or otherwise) relating to any of the shares of Class C Stock owned by such Class C Holder.






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
SECTION 2.3   REPRESENTATIONS AND COVENANTS OF NMC



        NMC hereby represents, warrants, covenants and agrees to and with each of the Class C Holders that: (a) no document, agreement, statement or certificate made or delivered to the Class C Holders in connection with the transactions contemplated by the Merger Agreement or the negotiation and preparation of this Agreement contains any untrue statement of a material fact, taking into account the circumstances under which such statements were made or delivered, or omits to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made when considered in the aggregate, not misleading, (b) except as set forth on
Schedule 2.3 attached hereto, no employee, officer or director of or consultant to NMC, or any affiliate of such person, shall receive compensation of any type in connection with or as a result of the transactions contemplated by the Merger Agreement, (c) NMC shall use its commercially reasonable best efforts to fulfill all of its obligations under the Merger Agreement such that the transactions contemplated by the Merger Agreement are consummated in accordance with the terms thereof,(d) NMC shall request one or more advances under and subject to the Demand Note promptly at such time(s) as it determines a need for the funds available to it under such Note, and shall otherwise diligently prosecute all its rights under the Merger Agreement and the Demand Note, (e)
NMC hereby agrees to indemnify and hold harmless each Class C Holder, its partners, shareholders, members, officers, directors, employees, agents and affiliates from and against any and all losses, claims, liabilities, expenses and damages (including any and all investigative, legal and other expenses reasonably incurred in connection with, and any amount paid in settlement of, any action, suit or proceeding or any claim asserted), to which they, or any of them, may become subject under state or federal securities laws or state corporation laws, insofar as such losses, claims, liabilities, expenses or damages arise out of or are based on this Agreement, the Merger Agreement or the transactions contemplated hereby or thereby other than those losses, claims, liabilities, expenses or damages that arise out of or are based on any Class C Holder's fraud, or wilfull or reckless misconduct, and (f) no less than $7,000,000 has been advanced to NMC by VVI pursuant to the terms of the Demand Note prior to or simultaneous with the execution of this Agreement.

SECTION 2.4     REPRESENTATIONS AND COVENANTS OF THE CLASS
                C HOLDERS

        Each of the Class C Holders hereby represents, warrants and covenants to and with NMC that such Class C Holder: (i) is an "Accredited Investor" as that term is defined in Rule 501 of Regulation D, (ii) and its counsel, if any, have been furnished all materials relating to the business, finances and operations of NMC and materials relating to the Purchase which have been specifically requested by such Class C Holder or its counsel, (iii) and its counsel have been afforded the opportunity to ask questions of NMC and have received what each of the Class C Holders believes to be satisfactory answers to any such inquiries, and (iv) prior to the Adjustment Date (as defined in Section 3.1 below) will not assert or threaten to assert a claim against NMC for a breach of NMC's representation set forth in Section 2.3 (a) above.




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SECTION 2.5             REPRESENTATIONS AND COVENANTS OF VVI

        VVI hereby represents, warrants, covenants and agrees to and with each of the Class C Holders that: (i) no less than $7,000,000 has been advanced to NMC by VVI pursuant to the terms of the Demand Note prior to or simultaneous with the execution of this Agreement, and (ii) VVI will not exercise any "piggyback" or similar right it may otherwise have to include any securities owned by or issuable to VVI in any registration statement filed by NMC at the demand or request of the Class C Holders. VVI is entitled to exercise "demand" or similar rights it may have to request a registration statement to be filed by NMC for VVI's benefit.

                                  ARTICLE III
                                   COVENANTS


SECTION 3.1             EXERCISE OF RIGHTS UNDER CLASS C STOCK

        During the period beginning of the date hereof and continuing until the "Adjustment Date," which shall be the earliest to occur of (w) June 1, 1998,
(x) the date it is publicly announced that VVI is unwilling to proceed with the transactions contemplated by the Merger Agreement on the terms then set forth therein, (y) the Merger Termination Date, or (z) the date on which demand is made upon NMC for payment of principal pursuant to the Demand Note, each of the Class C Holders hereby: (A) agrees not to exercise the conversion privileges of the Class C Stock at a conversion price below $6.06 per share of Common Stock, and (B) waives its rights, benefits and claims under the Purchase Agreement, the Registration Rights Agreement, and the Certificate of Designation to the extent set forth on Schedule 3.1 hereto; provided, however, that all waivers set forth on Schedule 3.1 shall be null and void ab initio on the Adjustment Date. In addition, all waivers set forth on Schedule 3.1 shall be of no further force and effect following the Closing Date. Notwithstanding the foregoing, the date set forth in (w) above shall be extended to no later than August 31, 1998 if, on June 1, 1998, NMC and VVI shall deliver to each of the Class C Holders a certification executed by the chief executive officer of each of NMC and VVI to the effect that all conditions precedent to completion of the transactions contemplated by the Merger Agreement have been satisfied or waived, excepting only the consent required pursuant to Section 6.1 (c) of the Merger Agreement. Such certification shall not preclude a termination of the Merger Agreement in accordance with its terms subsequent to June 1, 1998 on the basis of events which occur or first become known after June 1, 1998 which, had they occurred or been known on June 1, 1998 would have precluded delivery of the certificate.

SECTION 3.2             CONVERSION PRICE ADJUSTMENTS

        On the Adjustment Date, Section III.D. of the certificate of designation defining the shares then held by the Class C Holders in exchange for the Class
C Stock as contemplated by Section 5.2 (d) below shall provide that, effective upon the Adjustment Date, the Fixed Conversion Price shall mean the lower of
(x) 101% of the closing bid price of the Common Stock on June 1, 1998, (y) 101% of the closing bid price of the Common Stock on the first



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trading day after the Merger Termination Date, or (z) the Fixed Conversion
Price at the close of business on the trading day immediately prior to the Adjustment Date.

SECTION 3.3             EXERCISE PRICE ADJUSTMENT

                On the Adjustment Date, each of the Warrants and the New Warrants shall be amended to provide that, effective upon the Adjustment Date, the exercise prices therein shall be the lowest of (x) 101% of the closing bid price of the Common Stock on June 1, 1998, (y) 101% of the closing bid price of the Common Stock on the first trading day after the Merger Termination Date, or
(z) the Exercise Price (as defined in the Warrants) at the close of business on the trading day immediately prior to the Adjustment Date; provided, however, that upon consummation of the transactions contemplated by the Merger Agreement, the adjustments to the exercise prices provided for in the foregoing clause shall be nullified and voided, and such exercise prices shall be readjusted to $6.82 per share (or to such other price as would have been in effect had the aforesaid adjustment not taken place so long as such other price was not adjusted as a result of the execution and delivery of the Merger Agreement and the other Transaction Documents (as defined in the Merger Agreement) and the consummation of the transactions contemplated thereby or the public announcement of any of the foregoing). Except as set forth herein and notwithstanding anything to the contrary in the Warrants, if the Closing occurs no other adjustments to the exercise price of the Warrants or the New Warrants will be made (or required to be made), before or after the Closing, as a result of the execution and delivery of the Merger Agreement and the Transaction Documents by NMC and VVI, the announcement of the transactions contemplated thereby and the consummation by NMC and VVI of the transactions contemplated thereby.

SECTION 3.4             CERTAIN ACTIONS BY CLASS C HOLDERS

                During the period beginning on the date hereof and continuing until the Merger Termination Date, each Class C Holder, jointly and severally, covenants and agrees with NMC as follows:

        (a) Except as provided for in Section 3.1 (A) and Section 5.2 (d), such Class C Holder shall not sell, assign, transfer, encumber (except as set forth on Schedule 2.2) or otherwise disposed of any shares of Class C Stock or enter into any contract, agreement or understanding with respect to the direct or indirect acquisition or sale, assignment, transfer, encumbrance or other disposition of any shares of Class C Stock, or grant proxies or enter into any voting trust or any other agreement or arrangement with respect to any shares of Class C Stock, except pursuant to the terms hereof;

        (b) Such Class C Holder shall not take or cause to be taken any of the following actions, the result of any of which could be reasonably expected to prevent or delay the transactions contemplated hereunder or under the Merger
Agreement: (i) make or in any way participate in, any "solicitation" of "proxies" (as such terms are used in the proxy rules of the Securities and Exchange Commission) to vote or seek to advise or influence in any manner whatsoever any person or entity with respect to the voting of any securities of NMC, (ii)



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otherwise act, whether alone or in concert with others, to seek to control, change or influence the management, Board of Directors or policies of NMC, or nominate any person as a Director of NMC who is not nominated by the then incumbent Directors, or propose any matter to be voted upon by the shareholders of NMC, or (iii) advise, assist or encourage any other person in connection with or announce an intention to, or enter into any discussion, negotiations, arrangements or understandings with any third party with respect to any of the foregoing clauses (i) through (iii); and,

        (c) Such Class C Holder shall not take or commit to take any action that would cause or make any of its representations and warranties contained in
Article II herein inaccurate in any material respect.



                                 ARTICLE IV.
                          CONDITIONS TO THE CLOSING

SECTION 4.1     CONDITIONS TO OBLIGATIONS OF NMC AND VVI

                The obligation of NMC to effect the Purchase (and of VVI to provide the Purchase Price, as necessary) is subject to the satisfaction of each of the following conditions prior to the Closing Date, any of which may be waived in writing exclusively by both NMC and VVI;

        (a) Representations and Warranties. The representations and warranties of the Class C Holders set forth in this Agreement shall be true and correct as of the date of this Agreement and (except to the extent such representations speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except for, (x) changes contemplated by this Agreement or (y) which would not, individually or in the aggregate, prevent or delay the Class C Holders' ability to timely consummate the transactions herein contemplated; and NMC shall have received a certificate signed on behalf of each Class C Holder by a duly authorized agent of each Class C Holder to such effect.

        (b) Performance of Obligations of the Class C Holders. Each of the Class C Holders shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and NMC shall have received a certificate signed on behalf of each Class C Holder by a duly authorized agent of each Class C Holder to such effect.

        (c) Merger Agreement. The transactions contemplated by the Merger Agreement shall be effected concurrently with the consummation of the transactions contemplated by this Agreement.



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
SECTION 4.2.    CONDITIONS TO OBLIGATIONS OF THE
                CLASS C HOLDERS

          The obligation of the Class C Holders to effect the Purchase is subject to the satisfaction of each of the following conditions prior to the Closing Date, any of which may be waived in writing exclusively by all of the Class C Holders:

     (a) Representations and Warranties. The representations and warranties of NMC and VVI set forth in this Agreement shall be true and correct as of the date of this Agreement and (except to the extent such representations speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except for, (x) changes contemplated by this Agreement or (y) which would not, individually or in the aggregate, prevent or delay NMC's ability to timely consummate the transactions herein contemplated; and the Class C Holders shall have received certificates signed on behalf of each of VVI and NMC by their respective chief executive and chief financial officers.

     (b) Performance of Obligations of NMC. NMC and VVI shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Class C Holders shall have received certificates signed on behalf of each of VVI and NMC by their respective chief executive and chief financial officers.

     (c) Merger Agreement. The transactions contemplated by the Merger Agreement shall be effected concurrently with the consummation of the transactions contemplated by this Agreement.

                                   ARTICLE V.
                                 MISCELLANEOUS

SECTION 5.1.    SURVIVAL

     The provisions set forth in Sections 1.4, 2.1, 2.2, 2.3(e), 2.4, 3.3, 5.2(c), 5.2(a), 5.2(b), 5.2(d), 5.3, 5.4 and 5.7 shall survive the Closing
Date. Any obligations of NMC or VVI which survive Closing shall be deemed to be obligations of V-L, and the Merger Agreement shall so provide.

SECTION 5.2.    SCOPE OF AGREEMENT

     (a) This Agreement reflects only the Class C Holders' agreement to the matters herein set forth. Except as specifically set forth herein, nothing contained in this Agreement or otherwise shall be construed as a waiver or release of any other right or benefit that the Class C Holders may have under the Purchase Agreement, the Registration Rights Agreement, the Certificate of Designation and the Warrants.

     (b) Except as specifically set forth herein, nothing contained in this Agreement or otherwise shall be construed to amend any term or provision of the Purchase Agreement, the

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Registration Rights Agreement, the Certificate of Designation and the Warrants.
Each of such agreements shall continue in full force and effect in accordance with its terms, except as specifically set forth herein.

     (c) Except as specifically set forth herein, this Agreement and all documents and instruments referred to herein (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof, and (b) are not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

     (d) In order to accomplish the changes to the Certificate of Designation contemplated by Article III above, NMC shall issue to the Class C Holders shares of a newly designated preferred stock providing rights substantially identical to those of the Class C Stock, but with the appropriate rights, preferences, etc. as reflected in this Agreement, in exchange for the Class C Stock then held by the Class C Holders (the "Exchange"). NMC shall prepare and submit to the Class C Holders for their approval certificate(s) of designation promptly after execution of this Agreement. NMC hereby agrees to use its best efforts to have the S-3 Registration Statement No. 333- 36637 (the "Registration Statement") declared effective as promptly as possible after the date hereof (the "Effective Date"), and will in any event (unless the Registration Statement has previously been declared effective) within ten days after the date hereof file a pre-effective amendment to the Registration Statement which is responsive to all outstanding staff comments. So long as NMC continues to use its best efforts as aforesaid, the Class C holders hereby waive (subject to the following proviso) the right to receive the payments that might otherwise be due them pursuant to
Section 2.b of the Registration Rights Agreement (the "Payments"); provided, however, that if NMC fails to use its best efforts as aforesaid or if the Effective Date does not occur prior to the first to occur of (x) the Adjustment Date or (y) January 30, 1998 (or, if the Securities and Exchange Commission ("SEC") staff subjects the Registration Statement to substantial review, or requires the inclusion of pro forma financial information reflecting the proposed merger or other information not then readily available to NMC, February 27, 1998), then the Class C Holders shall be entitled to receive all Payments due them effective from January 2, 1998 through the Effective Date. NMC shall promptly after the date hereof file with the SEC a registration statement on Form S-3 for the shares to be issued to the Class C Holders in the Exchange (the "New S-3"), and shall have the New S-3 declared effective within ten business days after the date on which it is filed (unless the New S-3 is subject to review by the SEC staff, in which event it shall be effective within ninety days of the date of this Agreement). The Exchange will occur simultaneous with the New S-3 being declared effective. Simultaneous with the Exchange, NMC and the Class C Holders shall either amend the Registration Rights Agreement or enter into a substantially identical agreement covering both the shares issued in the Exchange and the New Warrants.

     Notwithstanding anything to the contrary in the Purchase Agreement, the Registration Rights Agreement, any new registration rights agreement entered into pursuant to Section 5.2(d), the Certificate of Designation, the Warrants or the New Warrants, each of the Class C Holders hereby consents to, and hereby waive any claims, benefits or rights with respect to, the failure of VVI and V-L to have a registration statement covering the shares of V-L

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
common stock issuable upon exercise of the Warrants and the New Warrants effective during the 120 days following the Closing; provided, however, that such consent and waiver are contingent upon such registration statement being filed with the SEC within thirty days after the Closing, and being declared effective by the SEC within one hundred twenty days after the Closing.

        (e) Each of the parties hereto acknowledges that the obligation to effect the Purchase is conditioned upon the concurrent consummation of the transactions contemplated by the Merger Agreement. Accordingly, immediately upon the Merger Termination Date, there shall be no further obligation or liability hereunder on the part of either VVI or the Class C Holders, or their respective officers, directors, stockholders or Affiliates (as defined in the Merger Agreement), except for wilfull breaches of this Agreement.

SECTION 5.3.            FURTHER ASSURANCES, COOPERATION
                        AND NOTICE

                Each of the Class C Holders and NMC and VVI will use its best efforts and cooperate with each other in executing and delivering any and all documents, amendments and other agreements that may be necessary to evidence or effect the agreements set forth in this Agreement. Each of NMC and VVI and the Class C Holders shall notify the other of, and will use all commercially reasonable efforts to cure before the Closing Date, any event, transaction or circumstance, as soon as practicable after it becomes known to such party, that causes or will cause any covenant or agreement of NMC, VVI or the Class C Holders under this Agreement to be breached or that renders or will render untrue any representation or warranty of NMC, VVI or the Class C Holders contained in this Agreement. Each of NMC, VVI and the Class C Holders also shall notify the other in writing of, and will use all commercially reasonable efforts to cure, before the Closing Date, any violation or breach, as soon as practicable after it becomes known to such party, of any representations, warranty, covenant or agreement made by NMC, VVI or the Class C Holders. No notice given pursuant to this paragraph shall have any effect on the representations, warranties, covenants or agreements contained in this Agreement for purposes of determining satisfaction of any condition contained herein.

SECTION 5.4             ATTORNEY'S FEES

                NMC shall, promptly upon presentation of detailed invoices therefore, reimburse the Class C Holders for all of the Class C Holders' reasonable expenses, including but not limited to counsel fees and disbursements incurred in connection with this Agreement and the matters contemplated hereby; provided, however, that NMC shall not be obligated to reimburse more than $35,000 in such expenses.

SECTION 5.5             COUNTERPARTS

                This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more



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counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

SECTION 5.6     GOVERNING LAW

                This Agreement shall be governed and construed in accordance with the laws of the State of Delaware without regard to any applicable conflicts of law.

SECTION 5.7     ASSIGNMENT; BINDING EFFECT

                Except for any assignments by NMC or VVI arising by operation of law as a result of the consummation of the transactions contemplated by the Merger Agreement, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable only by the parties and their respective successors and assigns, and no person or entity not a party to a provision herein set forth is intended to be a beneficiary of such provision.

[Signature Page to Follow]








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        IN WITNESS WHEREOF, intending to be legally bound hereby, the parties have executed this Agreement as of the day and date first above written.

                           CAPITAL VENTURES INTERNATIONAL
                           (15,000 shares of Class C Stock)

                           By:  Heights Capital Management, its authorized agent


                           By:  /s/ Andrew Frost, President
                              --------------------------------------------
                                 Heights Capital Management, Inc.

                           RGC INTERNATIONAL INVESTORS, LDC
                           (5,000 shares of Class C Stock)

                           By:  Rose Glen Capital Management, L.P.,
                                  Investment Manager

                           By:  RGC General Partner Corp., General Partner

                           By:  /s/ Gary Kaminsky
                              --------------------------------------------


                           NATIONAL MEDIA CORPORATION

                           By:  /s/ Brian J. Sisko
                              --------------------------------------------
                                Sr. Vice President


                           VALUEVISION INTERNATIONAL, INC

                           By:  /s/ David T. Quinby
                              --------------------------------------------
                                Vice President



                            EXHIBITS AND SCHEDULES


EXHIBIT A - The Merger Agreement
EXHIBIT B - Form of Release to be delivered to NMC at Closing pursuant to
            Section 1.5


SCHEDULE 2.2 - Encumbrances on Class C Stock
SCHEDULE 2.3 - Compensation in Connection with Merger
SCHEDULE 3.1 - Waiver of Certain Rights by Class C Holders


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